EXHIBIT 99.21

    Contact  Jeffrey M. Jonas, MD                            Thomas Redington
             Chief Executive Officer                         203/222-7399
             816/960-1333                                    212/926-1733

AVAX Pivotal Cancer Vaccine Trial Well Underway; Registration Study to Include 400 Patients at up to 25 Sites

KANSAS CITY, Mo., Oct. 27 -- AVAX Technologies, Inc. (Nasdaq: AVXT) said it has initiated its 15th U.S. clinical site for its pivotal registration trial of M-Vax(TM), an experimental autologous vaccine for treating Stage 3 melanoma. The company expects to enroll over 400 patients, at up to 25 sites.

The sites activated thus far include the University of Illinois Medical Center, University of Pennsylvania Cancer Center, Sidney Kimmel Cancer Center in San Diego, H. Lee Moffitt Cancer Center in Tampa, Cleveland Clinic Foundation Cancer Center, and Kimmel Cancer Center in Philadelphia.

Enrollment is continuing into this randomized, multi-center registration trial which is designed to compare the efficacy of M-Vax against that of high dose alpha interferon.

The pivotal study's two endpoints are: (1) time to recurrence of tumor; and (2) patient survival. The dosing regimen will be identical to that used in a Phase II study that showed two-thirds of patients undergoing 6-weeks of therapy with M-Vax developed an immune response against their own tumor cells.

Results of earlier Phase II studies of M-Vax conducted under an investigator IND by David Berd, MD, professor of medicine at Thomas Jefferson University's Kimmel Cancer Center in Philadelphia, Pennsylvania, showed a nearly 60% five-year survival rate of melanoma patients treated with M-Vax.

AVAX has also applied its vaccine technology to ovarian cancer. In a recent study, 8 out of 9 Stage 3 ovarian cancer patients had a positive reaction to their own ovarian cancer cells. The findings led the National Cancer Institute to provide funding for a Phase I/II trial of O-VAX(TM), the ovarian cancer vaccine.

M-Vax and O-VAX are among several therapeutic vaccines for cancer based on the core AC Vaccine(TM) technology under development by AVAX Technologies. The company also currently has under research and development two series of patented compounds -- topoisomerase inhibitors and novel anti-estrogens -- which belong to classes of chemotherapeutic agents with clinically proven anti-cancer capabilities.

In commenting on the latest information, Jeffrey M. Jonas, MD, president and chief executive officer of AVAX said: "We are pleased to have achieved this second M-Vax milestone so rapidly: first, the FDA's decision to activate our corporate IND, and second, the initiation of 15 U.S. clinical sites. We look forward to bringing additional sites on board as well as continued enrollment."

AVAX said its vaccine technology works by "training" the patient's immune system to attack cancer cells via natural processes, with low toxicity. The vaccine is made by treating the patient's


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own cancer cells with hapten molecules (which provide a marker for the immune system to recognize) and then injecting the treated cells back into the body.

AVAX Technologies, Inc. is a development-stage biopharmaceutical company that acquires rights to and is developing technologies and products for the treatment of cancer and other life-threatening diseases. AVAX has focused its initial efforts primarily on the development of immunotherapies and chemotherapies for cancer. Immunotherapy is a rapidly developing segment of the cancer therapeutic market.

Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the company will be achieved; in fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the company's ability to achieve the stated outcomes and to successfully develop and commercialize its product candidates, including, among other things, the ability to obtain substantial additional funds, obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each state of development, to meet applicable regulatory standards and receive required regulatory approvals, to meet obligations and required milestones under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to compete successfully against other products, and to market products in a profitable manner, as well as other risks, detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 and its Quarterly Report on Form 10-QSB for the Period Ended June 30, 1998. AVAX does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events


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